UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

AMERICAN EAGLE ENERGY CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

Purchase, Sale and Option Agreement

On August 12, 2013, we entered into a Purchase, Sale and Option Agreement with our partner in the Spyglass and West Spyglass areas in Divide County, North Dakota (our “JV Partner”). On September 30, 2013, we amended that “PSO Agreement” to extend the closing date thereunder from September 30, 2013, to not later than October 7, 2013, and to fix the expiry date of the option referenced therein to March 31, 2014, upon our providing 20 days’ written notice to our JV Partner. On October 2, 2013, we again amended that PSO Agreement to modify certain of the other terms thereof. The material terms of that PSO Agreement, as amended, are disclosed in more detail below.

In the PSO Agreement, our JV Partner agreed to sell to us approximately 9,300 net acres in Spyglass with current production of approximately 600 barrels of oil equivalent per day (“BOEPD”), with the interests being sold to us by our JV Partner more particularly described as follows (collectively, the “First Acquisition Interests”):

•	50% of the working interests and net revenue interests on our ten carried wells located within the Spyglass Property that we conveyed to our JV Partner as part of our carry agreement, as amended (the “Original Carry Agreement”), with our JV Partner;

•	an undivided 25% of our JV Partner’s working interests and net revenue interests in all existing operated and non-operated wells and undeveloped acreage located within the original portion of the Spyglass Property, which interests we had previously sold to our JV Partner; and

•	an undivided 33.33% of our JV Partner’s working interests and net revenue interests in all existing operated and non-operated wells and undeveloped acreage located within the West Spyglass section of the Spyglass Property, which interests we had previously sold to our JV Partner.

The purchase price for our acquisition of the First Acquisition Interests (the “First Acquisition”) was $47 million, subject to certain adjustments, as of June 1, 2013, for proceeds attributable to the operation of the First Acquisition Interests and related operating and capital expenses and taxes (the “First Acquisition Purchase Price”), payable at the closing of the First Acquisition (the “First Acquisition Closing”). After such adjustments, the First Acquisition Purchase Price was determined to be approximately $45 million, which was paid on October 2, 2013 (the “First Acquisition Closing Date”). The First Acquisition Closing was conditioned upon, among other things, our obtaining suitable financing in at least the amount of the First Acquisition Purchase Price, as adjusted. As we satisfied certain conditions set forth in our Credit Agreement, dated August 19, 2013 (the “Credit Agreement”), with, among other parties, Morgan Stanley Capital Group Inc., including those conditions described in our Current Report on Form 8-K filed on August 23, 2013, we utilized a term loan as provided under the Credit Agreement in the principal amount of approximately $40,000,000 to pay a majority of the First Acquisition Purchase Price.

As of the First Acquisition Closing, we acquired all of our JV Partner’s undivided interests stipulated in the PSO Agreement in and to the Property, which resulted in the First Acquisition Interests becoming vested in us. The “Property” includes undivided interests in and to (i) the oil, gas, and mineral leases and all other leases owned by our JV Partner covering any of the specified units or fields (the “Leases”) on the specified lands (the “Lands”) located in northwestern Divide County, North Dakota, (ii) all oil, gas, and condensate wells, and all water source, water injection, and other injection and disposal wells and systems located on the Leases or the Lands or used in connection therewith (collectively, the “Wells”), together with all equipment, facilities, and fixtures located on or used in developing or operating the Leases, the Lands, or the Wells, or producing, storing, treating, or transporting oil, gas, water, or other products or byproducts (collectively, the “Lease Property and Equipment”), (iii) permits, easements, and similar rights and interests applicable to or used in operating the Leases, the Lands, the Wells, or the Lease Property and Equipment (collectively, the “Permits and Easements”), (iv) all contracts and contractual rights and obligations that relate to the Leases, the Lands, the Wells, the Lease Property and Equipment, or the Permits and Easements (collectively, the “Related Contracts”), and (v) all other tangibles, miscellaneous interests, and other assets on or used in connection with the Lands, the Wells, the Lease Property and Equipment, the Permits and Easements, or the Related Contracts, including records, files, and other data.

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The PSO Agreement contained an option in favor of us (the “Option”), initially pursuant to which we could purchase another approximately 9,300 net acres in Spyglass (the “Second Acquisition”), with the purchased property and assets being identical in nature and equal in portion to the Property described above, for an additional $47 million, subject to certain adjustments for proceeds attributable to the operation of the Second Acquisition Interests and related operating and capital expenses and taxes (the “Second Acquisition Purchase Price”). The Second Acquisition would vest additional working and net revenue interests (the “Second Acquisition Interests”) in us, identical in nature and equal in portion to the First Acquisition Interests, in the operated and non-operated wells and undeveloped acreage located within the same Spyglass Property area in northwestern Divide County, North Dakota.

Certain of the terms of the Option were modified in the October 2, 2013, amendment to the PSO Agreement, such that the Option now entitles us to purchase undivided interests in and to the property and assets in such amounts that would result in the respective relative ownership of our JV Partner and us therein the Assets to be 25/75, with the mutual understanding that such percentages would not apply to certain specified properties listed on Exhibit A, Part V to such amendment (as to which the percentage ratio will be 22.5/77.5) and the wellbores created pursuant to the Carry Agreement and the Farmout Agreement (each as disclosed below), as to which wellbores the terms of such agreements shall govern. Additionally, such amendment modified Section 24 of the PSO Agreement by replacing the percentage “50%” with “62.5%”.

We may exercise the Option at any time on or before March 31, 2014, by providing our JV Partner with 20 days advance written notice (the “Option Notice”). The Second Acquisition Purchase Price is payable at the closing of the Second Acquisition (the “Second Acquisition Closing”), the date of which is to be specified in the Option Notice. If we exercise the Option, effective upon the Second Acquisition Closing, as one of the above-mentioned purchase price adjustments, we will receive the net revenues generated by the Second Acquisition Interests relating back to June 1, 2013, which will reduce our effective price. The amount of such net revenues is not known as of the date of this Current Report.

Pursuant to the PSO Agreement, (i) at the Second Acquisition Closing, our JV Partner and we will enter into a new joint operating agreement that will amend and replace in their entirety the current joint operating agreements between our JV Partner and us covering the Property, (ii) upon our payment of the First Acquisition Purchase Price to our JV Partner, we will have satisfied an undivided 50% of our obligations under the Original Carry Agreement, and (iii) upon our exercise of the Option and our payment of the Second Acquisition Purchase Price to our JV Partner, our obligations under the Original Carry Agreement will have been completely satisfied.

Carry Agreement and Farm-Out Agreement

Also on August 12, 2013, we and our wholly-owned subsidiary, AMZG, Inc. (we and such subsidiary, together, referred to in this section of this Current Report as “we,” “us,” and “our”), entered into a Carry Agreement (the “Carry Agreement”) with our JV Partner, pursuant to which:

•	we agreed to drill and complete up to five new Bakken oil and gas wells (the “Carry Wells”) to be located within the Spyglass Property, each to be developed and operated by us;

•	our JV Partner agreed to fund 100% of our working interest share of the drilling and completion costs of each of the Carry Wells, up to 120% of the authorization for expenditure amount for each Carry Well (i.e., the amount we identify with respect to each Carry Well or Subject Well (as defined below) as our best estimate of the total costs of drilling and completing such Carry Well or Subject Well) (the “AFE Amount”); and

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•	we agreed to convey, for a limited duration, 50% of our revenue interest in the pre-payout revenues of each Carried Well and 50% of our working interest in the pre-payout operating costs of such Carried Well, to our JV Partner.

In the event that the gross drilling and completion cost of a Carry Well exceeds 120% of the AFE Amount, our JV Partner and we will share in the excess costs based on the party’s respective working interests on an after-payout basis. Pursuant to the terms of the Carry Agreement, at our JV Partner’s option, either (i) 50% of the proceeds of production attributable to each Carry Well will be conveyed to our JV Partner until the earlier of the date our JV Partner has recouped 112% of the carried drilling and completion costs of the Carry Well (the “Payout”) or the effective date of a Wellbore Assignment (as defined below) or (ii) 50% of our net revenue interest and working interest in each Carry Well and the associated interest in the proceeds of production attributable to such Carry Well will be conveyed to our JV Partner (the “Wellbore Assignment”) until the Payout occurs. In the event that the Payout has not occurred by the end of the second year of production for any Carry Well that has been completed, we have agreed to make a cash payment to our JV Partner in the amount of the shortfall. In the case of a Wellbore Assignment, once the Payout has occurred with respect to a Carry Well subject thereto, the conveyed working interest and net revenue interest and all associated interests subject to the Wellbore Assignment for that Carry Well will revert to us.

The Carry Agreement is effective as of June 1, 2013.

Also on August 12, 2013, we entered into a Farm-Out Agreement (the “Farm-Out Agreement”) with our JV Partner, pursuant to which:

•	we agreed to drill and complete up to six new Three Forks or Bakken oil and gas wells (the “Subject Wells”), to be located within the original Spyglass and West Spyglass sections of the Spyglass Property, each of which will be developed and operated by us;

•	our JV Partner agreed to fund 100% of our working interest share of the drilling and completion costs of each of the Subject Wells, up to 120% of the original AFE Amount; and

•	we agreed to convey, for a period of time, 100% of our net revenue interest in the pre-payout revenues of each Subject Well and 100% of our working interest in the pre-payout operating costs of each Subject Well, to our JV Partner, until our JV Partner has recouped 112% of the drilling and completion costs associated with such Subject Well.

In the event that the gross drilling and completion cost of a Subject Well exceeds 120% of the AFE Amount, our JV Partner and we will share in the excess costs based on the party’s respective working interests on an after-payout basis. Once our JV Partner has recouped 112% of the drilling and completion costs of a Subject Well, our JV Partner will convey 30% of our original working and net revenue interests in that Subject Well back to us.

The Farm-Out Agreement is effective as of June 1, 2013.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

We will file financial statements in respect of the First Acquisition Interests in an amendment to this Current Report on Form 8-K not later than December 16, 2013.

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(b) Pro forma financial information

We will file pro forma financial information in respect of the First Acquisition Interests in an amendment to this Current Report on Form 8-K not later than December 16, 2013.

(d) Exhibits

Exhibit Description of Exhibit

10.6	Purchase, Sale and Option Agreement by and between American Eagle Energy Corporation and USG Properties Bakken I, LLC, dated August 12, 2013. (Incorporated by reference to Exhibit 10.6 of our Quarterly Report on Form 10-Q filed November 14, 2013.)

10.6a	First Amendment to Purchase, Sale and Option Agreement by and between American Eagle Energy Corporation and USG Properties Bakken I, LLC, dated September 30, 2013. (Incorporated by reference to Exhibit 10.6a of our Quarterly Report on Form 10-Q filed November 14, 2013.)

10.6b	Second Amendment to Purchase, Sale and Option Agreement by and between American Eagle Energy Corporation and USG Properties Bakken I, LLC, dated October 2, 2013. (Incorporated by reference to Exhibit 10.6b of our Quarterly Report on Form 10-Q filed November 14, 2013.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2013	AMERICAN EAGLE ENERGY CORPORATION

	By:	/s/ Bradley Colby
Bradley Colby
President and Chief Executive Officer

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